Exhibit 99.8

[Putnam Letterhead]

September 8, 2004

YOUR TENDER INSTRUCTIONS AND/OR NOTICE OF WITHDRAWAL MUST BE RECEIVED BY MELLON INVESTOR SERVICES LLC NO LATER THAN 12:00 MIDNIGHT, NEW YORK CITY TIME ON OCTOBER 1, 2004, UNLESS THE EXCHANGE OFFER IS EXTENDED BY VIACOM INC. IF YOU HAVE ANY QUESTIONS, PLEASE CALL MELLON INVESTOR SERVICES LLC AT (877) 698-6865 (TOLL-FREE) IN THE UNITED STATES OR (201) 373-5156 (COLLECT) ELSEWHERE.

To Participants Who Hold Viacom Stock in the Blockbuster Investment Plan (the “401(k) Plan”)1:

Viacom Inc. (“Viacom”) has announced an exchange offer that allows its stockholders to exchange shares of Viacom Class A and/or Class B common stock (“Viacom Stock”) for a combination of shares of Blockbuster Inc. (“Blockbuster”) Class A and Class B common stock (“Blockbuster Stock”) that are owned by Viacom, as described in the enclosed Prospectus-Offer to Exchange.

We are sending you this letter to give you information about how to participate in the exchange offer with respect to the shares of Viacom Stock that are held in your account in the 401(k) Plan. You may, at your option, submit instructions to tender for exchange some, all or none of the shares of Viacom Stock that are held in your 401(k) Plan account. If you instruct that only a part of the shares of Viacom Stock that are held in your 401(k) Plan account be tendered, then only those shares will be tendered from your 401(k) Plan account. If you do not want any of the shares of Viacom Stock that are held in your 401(k) Plan to be tendered, you do not need to submit any tender instructions, and none of your shares will be tendered.

Subject to the conditions explained in the enclosed Prospectus-Offer to Exchange, shares of Viacom Stock that are held in your 401(k) Plan account that you instruct to be tendered will be exchanged for a combination of shares of Blockbuster Stock. There are no brokerage fees or commissions associated with this transaction. The shares of Blockbuster Stock that are received in the exchange as a result of your tender instructions will be held in your 401(k) Plan account.

The number of each class of shares of Blockbuster Stock that will be exchanged for each share of Viacom Stock that is tendered is described in the Prospectus-Offer to Exchange. You are strongly encouraged to read the Prospectus-Offer to Exchange and the other documents relating to the exchange offer carefully.

[1]	The term “participants” refers to current and former employees, alternate payees, and beneficiaries of deceased participants who have an account balance in the 401(k) Plan.

Putnam Fiduciary Trust Company (“Putnam”) is the trustee of the 401(k) Plan and holds the shares of Viacom Stock that are credited to participants’ 401(k) Plan accounts in a fund that is one of your investment choices in the 401(k) Plan. As trustee of the 401(k) Plan, Putnam is the holder of record of the shares of Viacom Stock that are held in the 401(k) Plan. Putnam does not have the authority under the 401(k) Plan, however, to decide on your behalf whether or not to tender such shares.2 Instead, as with all investment decisions you make for your 401(k) Plan account, you must decide whether it is in your best interests to submit tender instructions for any shares of Viacom Stock that are held in your 401(k) Plan account. At the direction of the Retirement Committee for the 401(k) Plan, Putnam has engaged Mellon Investor Services LLC (“MIS”) to tabulate tender instructions received from 401(k) Plan participants. You must notify MIS if you would like Putnam to tender any of the shares of Viacom Stock that are held in your 401(k) Plan account by submitting your tender instructions as described below.

Documents describing important information about the exchange offer have been prepared for all holders of Viacom Stock. This information is provided for your consideration in making your decision. These documents, which are listed below, are enclosed with this letter:

•	Prospectus-Offer to Exchange, dated September 8, 2004 (the “Prospectus-Offer to Exchange”). The tender of shares of Viacom Stock (including shares held in the 401(k) Plan) is subject to the general terms and conditions of the exchange offer that are found in this document and the related Letter of Transmittal.

•	Letter of Transmittal. THIS DOCUMENT IS FOR YOUR INFORMATION ONLY. This document is used for the tender of shares of Viacom Stock that are not held in a 401(k) Plan account.

DO NOT USE THE LETTER OF TRANSMITTAL TO SUBMIT INSTRUCTIONS TO TENDER THE SHARES OF VIACOM STOCK THAT ARE HELD IN YOUR 401(K) PLAN ACCOUNT.

In addition, this letter and the following documents are being provided to 401(k) Plan participants to describe the procedures that must be followed to submit tender instructions for shares of Viacom Stock that are held in the 401(k) Plan:

•	Procedures for Submitting Tender Instructions for Viacom Stock Held in the Blockbuster 401(k) Plan (“Procedures to Tender”).

•	Instructions to Tender: Shares of Viacom Class A/Class B Common Stock Held in a 401(k) Plan (“Instructions to Tender”). If you have both Viacom Class A and Class B common stock held in your 401(k) Plan account, you will receive two separate forms of Instructions to Tender. If you want to participate in the exchange offer, you must submit separate tender instructions for each separate class of Viacom Stock that is held in your

[2]	The 401(k) Plan is intended to constitute a “Section 404(c) plan” under the Employee Retirement Income Security Act of 1974, as amended, and Title 29 of the Code of Federal Regulations section 2550.404c-1. This means that 401(k) Plan participants have the responsibility to decide how to invest their Plan accounts among the investment choices that are available under the 401(k) Plan. Because 401(k) Plan participants make their own investment decisions, the fiduciaries of the 401(k) Plan are not liable for losses that result from participants’ exercise of investment control.

401(k) Plan account. You should carefully review each Instructions to Tender form that you receive.

IF YOU WANT TO SUBMIT TENDER INSTRUCTIONS FOR SHARES THAT ARE HELD IN YOUR 401(K) PLAN ACCOUNT, YOU MUST DO SO IN THE FOLLOWING MANNER:

•	Complete, sign and return to MIS the Instructions to Tender form(s) by mail to one of the addresses found on the Instructions to Tender so that MIS will receive your Instructions to Tender no later than 12:00 midnight, New York City time, on October 1, 2004; OR

•	Log into the MIS website at https://www.corporate-action.net/viacom using the 9-digit Personal Identification Number (PIN) found on the Instructions to Tender form(s) sent to you and submit your tender instructions online no later than 12:00 midnight, New York City time on October 1, 2004.

To allow MIS sufficient time to tabulate the tender instructions of all 401(k) Plan participants, the deadline stated above for MIS to receive your tender instructions is two business days earlier than the deadline to tender shares in the exchange offer generally. Your tender instructions must be received by MIS by the deadline stated above to be effective.

If the exchange offer is extended by Viacom, the deadline for MIS to receive your tender instructions will also be extended to 12:00 midnight, New York City time, two business days prior to the extended expiration of the exchange offer as publicly announced by Viacom. Please read the Procedures to Tender for information on how to determine the new deadline in the event of an extension.

These are the only ways to provide tender instructions for shares of Viacom Stock that are held in your 401(k) Plan account. Do not use the enclosed letter of transmittal for this purpose.

Putnam and MIS will hold all tender instructions they receive from 401(k) Plan participants in strict confidence as required by applicable law. Individual tender instructions will be disclosed only as necessary to complete the exchange offer.

IF YOU DO NOT WANT SHARES OF VIACOM STOCK THAT ARE HELD IN YOUR 401(K) PLAN ACCOUNT TO BE TENDERED:

•	You do not need to do anything. If you do not return the Instructions to Tender or submit your tender instructions online in a timely manner using the MIS website, you will be deemed to have elected not to submit tender instructions for any of the shares of Viacom Stock that are held in your 401(k) Plan account, and none of your shares will be tendered.

IF YOU WANT TO WITHDRAW OR CHANGE YOUR PREVIOUSLY SUBMITTED TENDER INSTRUCTIONS:

•	Follow the instructions found in the Procedures to Tender. You may withdraw or change your tender instructions at any time so long as the notice of withdrawal (and, if applicable, new tender instructions) are received by MIS prior to 12:00 midnight, New York City time on October 1, 2004, or any extended deadline.

THE DEADLINE FOR MIS TO RECEIVE YOUR TENDER INSTRUCTIONS IS 12:00 MIDNIGHT, NEW YORK CITY TIME ON OCTOBER 1, 2004, UNLESS THE EXCHANGE OFFER IS EXTENDED BY VIACOM. IF THE EXCHANGE OFFER IS EXTENDED, THE DEADLINE FOR MIS TO RECEIVE YOUR TENDER INSTRUCTIONS WILL BE EXTENDED TO 12:00 MIDNIGHT, NEW YORK CITY TIME, TWO BUSINESS DAYS PRIOR TO THE EXTENDED EXPIRATION DATE FOR THE EXCHANGE OFFER AS PUBLICLY ANNOUNCED BY VIACOM. MIS MUST RECEIVE YOUR SIGNED TENDER INSTRUCTIONS AND/OR NOTICE OF WITHDRAWAL BY THE APPLICABLE DATE IN ORDER FOR SUCH INSTRUCTIONS TO BE VALID.

If you have any questions about the exchange offer, please call MIS at (877) 698-6865 (toll-free) in the United States or (201) 373-5156 (collect) elsewhere, Monday through Friday 9:00 a.m. to 5:30 p.m., New York City time.

If you have any questions about your 401(k) Plan account, please call Putnam at (800) 216-4717, Monday through Friday 8:00 a.m. to 10:00 p.m., New York City time.

If you own shares of Viacom Stock other than those that are held in your 401(k) Plan account, you will receive separate mailings relating to those shares. If no shares of Viacom Stock are held in your 401(k) Plan account, you do not need to take any action with regard to this letter.

This letter is not designed to encourage you to submit or refrain from submitting tender instructions for the shares of Viacom Stock that are held in your 401(k) Plan account. This letter is intended to inform you that Viacom has commenced an exchange offer that allows you to choose whether the shares of Viacom Stock that are held in your 401(k) Plan account should be tendered. None of Blockbuster, Viacom, their respective Boards of Directors, Putnam, MIS, or any 401(k) Plan fiduciaries makes any recommendation whether you should submit or refrain from submitting tender instructions for the shares of Viacom Stock that are held in your 401(k) Plan account.

Sincerely,

Putnam Fiduciary Trust Company
Trustee for the Blockbuster Investment Plan